UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 19, 2012

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2012, the Board of Directors (the “Board”) of Forest Oil Corporation (“Forest”) appointed Richard J. Carty to fill the vacancy on the Board that was created by the resignation of H. Craig Clark on October 5, 2012 (as previously disclosed on Forest’s Form 8-K filed on October 9, 2012).  Mr. Carty will stand for election at the next annual meeting of shareholders in 2013.

In connection with his appointment to the Board, Mr. Carty received a grant of 17,463 shares of restricted stock under Forest’s 2007 Stock Incentive Plan.  The shares have a fair market value of $150,000 as of the date of the award, and are subject to forfeiture restrictions that will lapse on the first anniversary of the award grant.  Mr. Carty will also be entitled to receive the annual non-employee director retainer of $60,000 per year for his service on the Board, which will be pro-rated for 2012.

There are no transactions requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Carty is president of West Face Capital (USA) Corp, an affiliate of West Face Capital Inc. (“West Face Capital”).  West Face Capital is the advisor to West Face Long Term Opportunities Global Master L.P. (“West Face L.P.”).  Mr. Carty, West Face Capital and West Face L.P. collectively own of record or beneficially an aggregate of 5,312,492 shares of Forest’s common stock, par value $.10 per share (the “Common Stock”).

Forest has entered into an Agreement with Mr. Carty, West Face Capital, and West Face L.P. (collectively, the “WFC Group”), dated as of October 22, 2012 (the “Agreement”).  Under the terms of the Agreement, Forest agreed that it would nominate Mr. Carty to the Board not later than October 23, 2012, and include Mr. Carty in its slate of nominees for election as directors at its 2013 annual meeting of shareholders.  Mr. Carty has the right to resign from the Board at any time, and Forest has the right to request Mr. Carty’s resignation at any time beginning on the 31st day after he has been appointed to the Board.  The Agreement further provides that, during the Standstill Period (as defined below), the WFC Group and its affiliates will, among other things,  (i) be limited in the number of Forest securities they may acquire, (ii) be prohibited from making any shareholder proposal at any meeting of Forest’s shareholders, seeking to call a special meeting of Forest’s shareholders, or participating in any proxy solicitation with respect to Forest, and (iii) cause all shares of Common Stock beneficially owned by the WFC Group to be voted in favor of the directors nominated by the Board and against any shareholder nominations for director that are not approved or recommended by the Board.

As used in the Agreement, the term “Standstill Period” means the period from the date of the Agreement through the later of (i) the day immediately following the date of Forest’s 2013 annual meeting of shareholders and (ii) the date that is 60 days following the date that Mr. Carty ceases to serve as a member of the Board; provided that the Standstill Period will automatically terminate on the date that is 60 days following the date of Forest’s 2016 annual meeting of shareholders; and provided further, that if any member of the WFC Group is in breach of their respective obligations under the Agreement, the Standstill Period will not expire before the day following the annual meeting of shareholders of the last expiring term to which Mr. Carty is elected.

A copy of the Agreement is filed with this Form 8-K, attached hereto as Exhibit 10.1, and is incorporated by reference into this Item 5.02.  The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

A copy of the Confidentiality Agreement entered into by Forest and West Face Capital in connection with the Agreement is filed with this Form 8-K, attached hereto as Exhibit 10.2, and incorporated by reference into this Item 5.02.  The foregoing description of the Confidentiality Agreement is qualified in its entirety by reference to the full text of the Confidentiality Agreement.

Item 8.01.              Other Events.

On October 19, 2012, Forest completed the previously announced redemption of $300 million of its 8.5% Senior Notes due 2014 (the “Notes”).  The aggregate redemption price paid for the Notes was $335,242,374, which includes principal, accrued interest and a make-whole premium.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1	Agreement, dated as of October 22, 2012, by and among Forest Oil Corporation, Richard J. Carty, West Face Capital Inc., and West Face Long Term Opportunities Global Master L.P.

10.2	Confidentiality Agreement, dated October 22, 2012, by and between Forest Oil Corporation and West Face Capital Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: October 24, 2012	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Agreement, dated as of October 22, 2012, by and among Forest Oil Corporation, Richard J. Carty, West Face Capital Inc., and West Face Long Term Opportunities Global Master L.P.

10.2	Confidentiality Agreement, dated October 22, 2012, by and between Forest Oil Corporation and West Face Capital Inc.